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                     THE PENN MUTUAL LIFE INSURANCE COMPANY


                            Schedule of Commissions
                            -----------------------

                                      for
                                      ---

          Flexible premium Adjustable Variable Life Insurance Policies
          ------------------------------------------------------------


I.   Soliciting Agents
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     A.  Up to 50% of premiums paid in the first policy year and up to 4% of premiums paid in subsequent years.

     B.  Up to 0.25% of Policy Value.


II.  General Agents, Managers and regional Directors
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     A.  15% of premiums paid in the first policy year and up to 5% of premiums paid in the second and third policy years and up to 1.5% of premiums paid in the fourth and subsequent policy years. The actual rate is determined by the issue age of the insured, the sales distribution system and other policy specific information.


     Note: No commissions will be paid on transfers to flexible premium adjustable variable life insurance policies, in any form, from other policies issued by the Penn Mutual Life Insurance Company or, its subsidiary, The Penn Insurance and Annuity Company.